Exhibit 99.1

The Philippine Star, published on January 20, 2025

DoubleDragon boosting war chest with P51 billion fund-raising initiatives

Year of The Dragon

MANILA, Philippines — DoubleDragon Corp., the listed property developer owned by Edgar “Injap” Sia II and Tony Tan Caktiong, is bolstering significantly its war chest with capital-raising initiatives worth P51.3 billion planned for this year, the largest equity increase to be generated in the firm’s 13-year history.

Sia, chairman and CEO of DoubleDragon, said he expects 2025 to be the most significant year in the company’s history since the joint venture came to life in 2012.

“This year 2025, DoubleDragon expects to generate the largest equity increase in its history from its multiple capital initiatives in the pipeline, with the upcoming Hotel101 Global US equity listing and equity follow-on and the CentralHub REIT listing expected to raise a total of P51.3 billion in fresh equity capital,” Sia told The STAR, adding that “2025 is the defining moment year in DoubleDragon Corp.’s 13-year history.”

DoubleDragon subsidiary Hotel101 Global is gearing up to become the first Filipino company to list in the US via a special purpose acquisition company.

Sia said the company targets to complete the filing for its upcoming Nasdaq listing this week, with the whole listing process expected to be completed this first quarter.

The US listing of Hotel101 Global, with HBNB as its ticker symbol, is set to open new doors for the company to tap the deep and broad pool of capital in the US, significantly boosting DoubleDragon’s balance sheet.

On top of the US listing, DoubleDragon is also looking to proceed this year with the Philippines’ first industrial real estate investment trust (REIT) initial public offering (IPO) in partnership with Tan Caktiong’s Asian food conglomerate Jollibee Foods Corp.

The company was earlier looking at pushing through with the REIT listing of industrial warehouse subsidiary CentralHub by the second half of 2025 as interest rates started to consistently decline.

CentralHub has 60.57 hectares of industrial assets and plans to build a P24.8-billion leasing portfolio.

Just last week, DoubleDragon’s board approved the retail bond issuance this first quarter of up to P10 billion, consisting of P5 billion base offer and an oversubscription option of up to P5 billion.

The retail bonds, which come with a seven-year tenor, will have an interest rate of 7.77 percent per annum.

The upcoming issuance is set to be the only peso retail bond offering of  the company for the entire year.

“The fresh equity inflows this year are expected to be the largest ever in DoubleDragon’s history, and myself and our team are ready to think sharper and work harder like never before to make 2025 one of the most remarkable year in DoubleDragon’s history,” Sia said.

“We see 2025 as the year that DoubleDragon becomes a Tier 1 enduring company that is poised to stand the test of time and we plan to begin 2025 fully equipped to further grow stronger toward Double’Dragon’s set vision for 2035,” he said.

Under the company’s long-term plans, DoubleDragon aims to exceed P500 billion in global consolidated annual revenues and surpass P50 billion in net income level by 2035.

It also eyes to complete its footprint in all 82 provinces in the Philippines by then.

Further, the company, via Hotel101 Global, targets to have planted its footprint in 100 countries worldwide by 2035.

DoubleDragon also seeks to become a totally debt-free company and generate annual cash dividends exceeding P12 billion by 2035.

“Myself as a committed and passionate Filipino entrepreneur, the vision we set are carefully planned, deeply thought of and once set we intensely execute,” Sia said.